ANAVEX APPOINTS INDEPENDENT DIRECTOR TO BOARD

Hoboken, NJ – February 24, 2011 -- Anavex Life Sciences Corp. (“Anavex”, AVXL.OB) today announced the appointment of Sean Lowry to the company’s Board of Directors.  Mr. Lowry is an independent director.

Since 2001, Mr. Lowry has been president of Wm. Lowry Consulting, a management consulting company.  He has been a partner and portfolio manager in Gulfstream Ventures, a venture capital firm, since 2006.  Mr. Lowry has served as an officer and director of several private companies as well as  director of investor relations for Workbrain Inc. (TSX:WB)  between 2004 and 2006.

David Tousley has resigned his position on the company’s Board of Directors.  He will continue to serve as Chief Financial Officer of Anavex.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer.  The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain).  The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publicly traded company under the symbol “AVXL”.

For Further Information
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